December 28, 2018

London Family Trust

Robert S London TTEE

1485 East Valley RD, Suite F

Montecito CA 93108

Attention: Bob London

Mailing Address:

PO Box 5232

Santa Barbara, CA 93150

Attention: Bob London

Dear Bob:

This letter agreement (this “Agreement”) confirms the terms of our agreement for HopTo, Inc. or its assignees (“HopTo”), to repurchase an aggregate 450,000 shares of common stock and 48,896 warrants to purchase 48,896 shares of common stock, both par value $.0001 per share (the “Shares”), of HopTo, Inc., a Delaware corporation (the “Company”), from London Family Trust. (the “Seller”). Within five days following HopTo’s receipt of wire instructions from the Seller, HopTo will wire transfer an aggregate of $149,668.80 to the account of the Seller against delivery of an irrevocable letter of instruction by the Seller to the transfer agent or brokerage firm to transfer the Shares to the account of HopTo.

Each party represents that (a) this Agreement has been duly authorized, executed and delivered, (b) no consent of any third party is required for such party to execute and deliver this Agreement and to perform its or his respective obligations hereunder and (c) this Agreement is the legal, valid and binding obligation enforceable in accordance with its terms against such party. HopTo represents and warrants that it (a) has the financial resources to purchase the Shares hereunder, (b) is purchasing the Shares for its own account and not with a view to distribution in violation of the Securities Act of 1933, as amended (the “Securities Act”) and (c) that it is an accredited investor within the meaning of the Securities Act. The Seller covenants that upon payment of the purchase price hereunder, HopTo will acquire sole title to the Shares free and clear of any encumbrance, adverse claim or restriction on transfer (other than restrictions arising under the Securities Act).

6 Loudon Road, Suite 200 ● Concord, NH 03301 USA

The Seller is entering into this Agreement based on its own investment analysis. The Seller acknowledges that it is a sophisticated investor engaged in the business of assessing and assuming investment risks with respect to securities, including the Shares. The Seller acknowledges that HopTo is or may be privy to material non-public information (collectively, the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as the Seller, when making investment disposition decisions, including the decision to enter into this Agreement, and Seller’s decision to enter into this Agreement is being made with full recognition and acknowledgment that the Purchaser is or may be privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to Seller. The Seller hereby waives any claim, or potential claim, it has or may have against HopTo relating to HopTo’s possession of Non-Public Information.

Please sign and return one copy of this Agreement and upon countersignature by HopTo it will be a binding agreement.

Very truly yours,

HOPTO Inc.

By:
Jonathon R. Skeels
Chief Executive Officer

Accepted and agreed to as of the date first written above:

Robert S. London
Trustee

6 Loudon Road, Suite 200 ● Concord, NH 03301 USA